Exhibit 10.30

Jostens, Inc.

(Time/2017 Performance Vesting January 15, 2018)

Dated as of March 15, 2015

Mr. Charles W. Mooty

c/o Jostens, Inc.

Dear Chuck:

Jostens, Inc., a Minnesota corporation (“Jostens” and together with its Subsidiaries, the “Company”), a wholly owned subsidiary of Visant Holding Corp., a Delaware corporation (“VHC”) considers it essential to continue to provide incentives for key personnel of the Company to remain employed with the Company and focused on achieving a high level of performance aligned with the interests of the stockholders of the Company.

On behalf of the Boards of Directors of Jostens and VHC (the “Board”), I am pleased to inform you that you have been selected to receive an Award, subject in all instances to the terms and conditions of this Award Letter, and to your agreement to be bound by the restrictive covenants referenced in Section 5 below. This Award shall be subject to the terms and conditions contained herein, including the restrictive covenants. In consideration of the foregoing, you and the Company agree to the following, effective as of March 15, 2015 (the “Grant Date”):

Section 1. Definitions. As used in this Award Letter, the following terms shall have the meanings set forth below:

“Account” means a notional account maintained by the Company for you for purposes of determining amounts that will be payable to you, subject to the terms of this Award Letter.

“Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

“Applicable Determination Date” means the date as of which the Fair Market Value shall be determined for purposes of Section 3 of this Award Letter.

“Award” means the award of phantom units (“Units”) that is a Time/Performance Vesting Award made under Section 2 below. For purposes of this Award Letter, a “Unit” is a right to receive a payment in cash equal to, on a given date, the Fair Market Value of the Unit.

“Cause” means, “Cause” as such term is defined in that certain Employment Agreement between you and Jostens dated as of November 19, 2013 (the “Employment Agreement”).

“Change in Control” means (i) the sale (in one transaction or a series of transactions) of all or substantially all of the assets of VHC or the Company, as applicable, to an Unaffiliated Person; (ii) a sale (in one transaction or a series of transactions) resulting in more than fifty percent (50%) of the voting stock of VHC or Jostens, as applicable, being held by an Unaffiliated Person; (iii) a merger, consolidation, recapitalization or reorganization of VHC or Jostens, with or into another Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of the Investors, or any member or members of the Investors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). For purposes of this definition, the term “Unaffiliated Person” means any Person or “group” (as such term is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) who is not (x) an Investor or any member of the Investors, (y) an Affiliate of any Investor or any member of any Investor, or (z) an entity in which any

Investor, or any member of any Investor holds, directly or indirectly, a majority of the economic interests in such entity. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change in Control with respect to any distribution, timing, or form of payment hereof unless the transaction qualifies as a “change in control event” within the meaning of Section 409A of the Code.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of VHC (or, if no such committee is appointed, the Board).

“Common Stock” means the Class A common stock, par value $0.01 per share, of VHC, which may be authorized but unissued, or issued and reacquired.

“EBITDA Target” means the EBITDA performance target set forth on Appendix A attached to this Award Letter.

“Fair Market Value” means the fair market value of one share of Common Stock of VHC as determined in the good faith discretion of the Board of VHC, applying a methodology on a basis consistent with that used to establish the valuation to determine the Award set forth in Section 2 below, after consultation with an independent investment banker or an internationally recognized accounting firm to determine the Fair Market Value, without any discounts for minority interests or lack of marketability, or premiums for control (other than, in the event of a Change in Control, any premium reflected in the price per share of the Common Stock paid (whether in cash, property or a combination thereof) in respect of such share of the Common Stock in such Change in Control).

“Fiscal Year” means any given fiscal year of VHC.

“Investors” means Fusion Acquisition LLC, a Delaware limited liability company (“Fusion”), and DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. MBP III Plan Investors, L.P (collectively, the “DLJMB Funds”).

“Permanent Disability” means “Disability” as such term is defined in the Employment Agreement.

“Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934.

“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with the Company if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain.

Section 2. Award.

(a) Grant of Time/Performance Vesting Award.

(i)	The Company hereby grants you a number of Units equal to 38,217 (the “Time/Performance Vesting Award”). The number of Units in respect of which you will ultimately receive payment hereunder is based on the vesting of the Time/Performance Vesting Award as provided in Section 2(b) or Section 2(c) below, subject to your continued employment with the Company through the respective vesting event.

(ii)	For the avoidance of doubt, you shall not be vested or have any right in any portion of the Award by reason of having any portion of the Award credited to your Account unless the vesting conditions set forth in Section 2(b) or Section 2(c) below are deemed met by the Committee.

(b) Vesting of Time/Performance Vesting Award.

(i)	Subject to your continued employment through the applicable vesting date, the Time/Performance Vesting Award shall become vested as to one hundred percent (100%) of the Time/Performance Vesting Award upon the earlier to occur of (x) a Change in Control or (y) January 15, 2018, subject to the achievement of the Time/Performance Vesting Target as of December 30, 2017.

(ii)	Any portion of the Award that does not become vested pursuant to any of the provisions of Section 2(b) or Section 2(c) will immediately be cancelled without payment therefor following the first occurrence of any given vesting event described.

(c) Effects of Certain Termination of Employment Events on Time/Performance Vesting Award. If your employment with the Company and its Affiliates is terminated upon your death or Permanent Disability (the date of any of the foregoing, your “Qualifying Termination Date”) prior to any vesting date or event described in Section 2(b) above, as applicable, then, on the Qualifying Termination Date you will become fully vested in thirty-three and one-third percent (33.3%) of the Time/Performance Vesting Award for each full, consecutive twelve (12)-month period of your continued employment that has been completed beginning from the Grant Date and ending on the Qualifying Termination Date (for the avoidance of doubt you shall not vest in any amount greater than 100% of the Time/Performance Vesting Award), provided that if your employment is terminated by the Company without Cause during the 120 days prior to January 15, 2018, you will become vested in 100% of the Time/Performance Vesting Award that you otherwise would have become vested in if you had remained employed by the Company through January 15, 2018 so long as the Performance Target is met as of December 30, 2017, and subject to your timely execution, delivery and non-revocation of a general release and waiver of claims against the Company and its Affiliates (the form of which shall be that customarily provided to the Company to terminating employees, the “Release”) upon such termination of employment. Except as set forth in this Section 2(c), in the event any voluntary or involuntary termination of your employment with the Company at any time, any Award then outstanding and unvested shall be forfeited without payment therefor.

Section 3. Settlement of Award.

(a) Settlement of Time/Performance Vesting Award. If all or any portion of the Time/Performance Vesting Award becomes vested in accordance with any of the applicable provisions of Section 2(b) or Section 2(c) above, the amount that will be payable to you in respect thereof shall be payable to you in an amount equal to the product of (x) the number of Units that have become vested hereunder, multiplied by (y) the Fair Market Value per share of the Common Stock as of the Applicable Determination Date, which date shall be the date of the Change in Control, if the Time/Performance

Vesting Award becomes vested pursuant to Section 2(b)(i)(x), January 15, 2018, if the Time/Performance Vesting Award becomes vested pursuant to Section 2(b)(i)(y) or the proviso to Section 2(c), or such date that corresponds to the most recently preceding date for which the Board has determined the Fair Market Value (the “Board Valuation Date”), if the Time/Performance Vesting Award becomes vested pursuant to Section 2(c).

(b) Calculation and Payment of Award.

(i)	The amounts that will be payable to you under this Award will be calculated, and any amounts payable in respect of this Award will be paid, in accordance with this Section 3, subject to your agreement to be bound by the covenants contained in Section 5 of this Award Letter (and the execution, delivery and non-revocation of the Release in the case of Section 2(c)). As an exception to the foregoing, the parties acknowledge and agree that an executive officer of VHC shall have the right, in his or her sole discretion, to reduce the scope of any covenant set forth in Section 5 of this Award Letter or any portion thereof, effective as to you immediately upon receipt by you of written notice thereof from the Company.

(ii)	Any amounts in respect of the Time/Performance Vesting Award shall be paid to you in cash in a lump sum as administratively practicable following the Applicable Determination Date and the determination of the achievement of the Performance Target, if applicable, regardless of whether you are employed upon the date of payment. Subject to the foregoing, if the vesting date is January 15, 2018, the payment is intended to be made not later than March 15, 2018. In all cases, settlement of any vested Award will occur no later than the date required under Section 409A of the Code so that such settlement qualifies as “short-term deferral” under Section 409A of the Code.

Section 4. Adjustment. On or after a Change in Control, in no event shall the Fair Market Value be less than the price per share of the Common Stock paid (whether in cash, common stock, other securities, or other property or a combination thereof) in respect of such share of common stock in such Change in Control. Subject to the preceding minimum value requirement that applies on and after a Change in Control, in the event of any change in the outstanding Common Stock by reason of a stock split, spin-off, stock combination, reclassification, dividend or other distribution (whether in the form of cash, common stock, other securities, or other property or a combination thereof), recapitalization, liquidation, dissolution, reorganization, merger, or other event affecting the capital stock of VHC, the Board (or a designated committee thereof) shall adjust appropriately (a) the number and kind of shares covered by any then outstanding Awards and (b) share prices related to outstanding Awards, and make such other revisions to the outstanding Awards as it deems, in good faith, are equitably required. Any such adjustment made by the Board (or a designated committee thereof) shall be final and binding upon you and the Company and any Award then outstanding.

Section 5. Restrictive Covenants. The restrictive covenants set forth in Appendix B of the Employment Agreement (collectively, the “Restrictive Covenants”) are herein incorporated by reference and affirmed by you in consideration of the opportunity hereunder and the payment of any amounts in respect of the settlement of any Award shall be conditional on and subject to your continued compliance with such Restrictive Covenants in all material respects.

Section 6. Compliance with IRC Section 409A. This letter and the Award granted hereunder are intended to comply with, or be exempt from, Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with any Service Recipient, you are a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) to the minimum extent necessary to satisfy Section 409A until the date that is six (6) months and one day following your termination of employment with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. “Service Recipient” means VHC or any subsidiary of VHC or any Affiliate of VHC that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the person is a “service provider” within the meaning of Treasury Regulation Section 1.409A-l (or any successor regulation). For purposes of Section 409A, each payment made under this Award shall be designated as a “separate payment” within the meaning of the Section 409A, and references herein to your “termination of employment” shall refer to your separation from service with the Company within the meaning of Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Award Letter that is considered nonqualified deferred compensation.

Section 7. Miscellaneous.

(a) Withholding. The Company shall have the right to deduct from any payment made under this Award Letter any federal, state or local income or other taxes required by law to be withheld with respect to such payment.

(b) Nontransferability. No Award or right to payment hereunder may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale transfer or encumbrance shall be void and unenforceable against VHC or any of its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c) Amendment. The Committee or the Board shall have the authority to make such amendments to any terms and conditions applicable to outstanding Awards as are consistent with this Award Letter; provided that no such action shall modify any Award in a manner materially adverse to you without your consent except as such modification is provided for or contemplated in the terms of the Award or this Award Letter (except that any adjustment that is made pursuant to Section 4 shall be made by the Committee or the Board reasonably and in good faith).

(d) No Benefit Plan. This Award and any payments in respect hereof will not be taken into account for purposes of determining any benefits under any benefit plan of the Company.

(e) Transfers and Leaves of Absence. Unless the Committee determines otherwise: (i) a transfer of your employment without an intervening period of separation among the Company and any other Service Recipient shall not be deemed a termination of employment, and (ii) if you are granted in writing a leave of absence or you are entitled to a statutory leave of absence, you shall be deemed to have remained in the employ of the Company (and other Service Recipient) during such leave of absence.

(f) No Right to Employment. The grant of an Award shall not be construed as giving you the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.

(g) Governing Law. This Award Letter shall be governed by and construed in accordance with the laws of the State of New York applicable therein.

(h) Severability. If any provision of this Award Letter is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Award Letter, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of this Award Letter and any such Award shall remain in full force and effect.

(i) Binding upon Successors and Assigns. This Award Letter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that any assignment, by operation of law or otherwise, by you shall require the prior written consent of VHC and any purported assignment or other transfer without such consent shall be void and unenforceable.

(j) No Trust or Fund Created. Neither this Award Letter nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between VHC or any Affiliate and you or any other Person. To the extent that you acquire a right to receive payments from VHC or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of VHC or any Affiliate.

(k) Headings. Headings are given to the Sections and subsections of this Award Letter solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Award Letter or any provision thereof.

(l) Entire Agreement. It is agreed and understood that this Award Letter together with the two other award letters dated as of the same date constitutes our entire agreement with respect to the subject matter of a long-term incentive opportunity and for the avoidance of doubt supersedes and replaces in all respects all prior agreements, discussions, understandings, communications, letters and proposals (written or oral) related to the subject matter hereof, if any, including as contemplated by the Employment Agreement.

Section 8. Administration.

(a) Power and Authority. The Committee shall have the power and authority to administer, construe and interpret this Award Letter, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules, and administration shall be consistent with the basic purposes of this Award Letter.

(b) Delegation. The Committee may delegate to the Chief Executive Officer of VHC and to other senior officers of VHC or Jostens its duties under this Award Letter subject to such delegation being in writing and subject to such conditions and limitations as the Committee shall prescribe therein.

(c) Employment of Experts; Limitation of Liability. The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding. No member of the Committee, nor employee or representative of the Company shall be personally liable for any action, determination or interpretation made in good faith with respect to the Award, and all such members of the Committee, employees and representatives shall be fully protected and indemnified to the greatest extent permitted by applicable law by the Company with respect to any such action, determination or interpretation.

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If you accept the Award on the terms and conditions contained in this Award Letter, please sign below where indicated and return the executed copy of this Award Letter to the undersigned by no later than March 20, 2015. A copy countersigned on behalf of the Company will be returned to you.

This Award Letter may be executed in counterparts.

Very truly yours,

Jostens, Inc.

By:	/s/ Jim Simpson
Jim Simpson Chief Financial Officer

Visant Holding Corp.

By:	/s/ Marc Reisch
Marc Reisch President, Chief Executive Officer

Accepted and agreed this 20th day of March, 2015 by:

/s/ Charles Mooty
Print Name: Charles W. Mooty

[signature page – Mooty 2015 LTIP]